UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2017

Knowles Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36102	90-1002689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1151 Maplewood Drive, Itasca, IL		60143
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 250-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On October 11, 2017, Knowles Corporation (the “Company”) entered into a new Credit Agreement (the “New Credit Facility”) among the Company and one or more of its subsidiaries designated from time to time by the Company (the “Borrowing Subsidiaries” and, together with the Company, the “Borrowers”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Citibank, N.A. (“Citibank”) (collectively, the “Lead Arrangers”) JPMorgan as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) Bank of America, N.A. (“BofA”) and Citibank , as syndication agents (in such capacities, the “Syndication Agents”) and, together with the Administrative Agent, the “Agents”). JPMorgan, BofA (or any of their lending affiliates) and a syndicate of other financial institutions (the “Lenders”) named in the Credit Agreement.

The New Credit Facility is being used for working capital and other general corporate purposes of the Borrowers, including, without limitation, refinancing of indebtedness under the Company’s Amended and Restated Credit Agreement dated as of January 27, 2014 , as amended and restated as of December 31, 2014 and as further amended and supplemented from time to time.

All obligations of the Borrowers (and each subsequently organized or acquired subsidiary that becomes a borrower under the Credit Facility) will be guaranteed by the Company and the Borrowers and will be secured by a perfected pledge of all the capital stock or other equity interests (including equity interests in subsidiaries) held by the Company and the subsidiary. guarantors, which pledge, in the case of equity interests in any foreign subsidiary of the Company, will be limited to 65% of the voting equity interests and all the non-voting equity interests (if any) of such foreign subsidiary.

The New Credit Facility provides for a five-year senior secured revolving credit facility providing for borrowings by the Borrowers in an aggregate principal amount at any time outstanding not to exceed US$400,000,000. Up to US$100,000,000 of the New Credit Facility will be available in Euro, Sterling and other currencies requested by the Company and agreed to by each Lender and up to US$50,000,000 of the New Credit Facility will be made available in the form of letters of credit denominated in currencies approved by the Administrative Agent and the Issuing Banks as requested by the Company.

JPMorgan will make available under the New Credit Facility a swingline facility under which the Borrowers may request and JPMorgan, at its discretion, may make short-term borrowings in US dollars in an aggregate amount outstanding at any time not to exceed US$20,000,000.

At any time during the term of the New Credit Facility, the Company will be permitted to increase the commitments under the New Credit Facility or to establish one or more incremental term loan facilities under the New Credit Facility in an aggregate principal amount not to exceed $200,000,000 for all such incremental facilities.

Commitments under the New Credit Facility will terminate, and loans outstanding thereunder will mature, on October 11, 2022; provided, that if all the Company’s 3.25% Convertible Senior Notes Due November 1, 2021, shall not have been repaid, refinanced and/or converted to common stock of the Company by April 30, 2021, then the commitments under the New Credit Facility will terminate, and the loans outstanding thereunder will mature, on such earlier date.

The interest rates under the New Credit Facility will be, at the Borrowers’ option (1) LIBOR (or, in the case of borrowings under the New Credit Facility denominated in Euro, EURIBOR) plus the rates per annum determined from time to time based on the total leverage ratio of the Company as of the end of and for the most recent period of four fiscal quarters for which financial statements have been delivered (the “Applicable Margin”); or (2) in the case of borrowings denominated in US Dollars, alternate base rate (“ABR”) (as defined in the Credit Agreement) plus the Applicable Margin; provided, however, that any swingline borrowings shall bear interest at the rate applicable to ABR borrowings or, prior to the purchase of participations in such borrowings by the Lenders, at such other rate as shall be agreed between the Company and JPMorgan as the swingline lender.

The foregoing descriptions of the new Credit Agreement are qualified in their entirety by reference to the complete terms and conditions of such documents. A copy of the new Credit Agreement is filed herewith as Exhibit 10.1.

Item 1.02 Termination of a Material Definitive Agreement

On October 11, 2017, the Company terminated its Credit Agreement dated as of January 27, 2014, as amended and restated as of December 31, 2014, as further amended and supplemented.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion in Item 1.01 of this Form 8-K regarding the New Credit Facility is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished as part of this report:

Exhibit Number	Description

10.1	Credit Agreement dated as of October 11, 2017, Knowles Corporation, JPMorgan Chase Bank, N.A and the lenders thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNOWLES CORPORATION

Date: October 12, 2017	By:	/s/ Thomas G. Jackson
Thomas G. Jackson
Senior Vice President, General Counsel & Secretary